Exhibit 4.10
                             STOCK OPTION AGREEMENT

        This Agreement is made as of January 15, 1995, by and between Superior Services, Inc., a Wisconsin corporation (the "Company") and B. Todd Watermolen ("Employee").

        WHEREAS, Employee is a valuable and trusted employee of the Company, and the Company considers it desirable and in its best interest that Employee be given an inducement to acquire a further proprietary interest in the Company, and an added incentive to advance the interests of the Company by possessing an option to purchase common stock of the Company; and

        WHEREAS, except as otherwise set forth herein, the parties intend to terminate and replace any options previously issued to Employee.

        NOW, THEREFORE, it is agreed between the parties as follows:

        1.   Grant of Option.   The Company hereby grants to Employee the
   right, privilege and option (the "Option" or "Options") to purchase 50,920 shares of its Common Stock, $0.01 par value (the "Common Stock") at the purchase price of Three and 85/100 Dollars ($3.85) per share (the "Option Price"), in the manner and subject to the conditions hereinafter provided.

        2. Termination of Prior Options. Except as set forth herein and except for those options granted pursuant to the Company's Incentive Stock Option Plan, all Options previously granted by the Company under any Employment Agreement or amendment thereto, and any other agreements regarding the option or opportunity to purchase common stock, are hereby revoked and terminated in all respects, whether or not vested.

        3. Method of Exercise. A Vested Option may be exercised, so long as Options are outstanding, from time to time, in part or as a whole; provided, however, that any exercise with respect to a portion of the Options shall be made for no less than Two Thousand Five Hundred (2,500) shares of Option Shares. The Option shall be exercised by written notice to the Company, at the Company's principal place of business, accompanied by certified check, bank draft or postal or express money order in payment of the Option Price for the number of shares specified and paid for. Alternatively, in order to pay all or a portion of the Option Price for the Option Shares, the Employee shall have the right to surrender to the Company the Option with respect to a portion of the Option Shares, for an amount equal to the difference between the then fair market value of the Option Shares for which the rights are surrendered and the Option Price for such Option Shares. For purposes of this Agreement only, the fair market value per share of the Option Shares shall mean: (i) if shares of the common stock are publicly traded, the closing bid price per share for the common stock on the day the Option is exercised, or (ii) if shares of the common stock are not publicly traded, at the price per share paid in the most recent arms-length stock sales transaction prior to the date of the exercise of the Option. The amount so determined shall be applied to payment of the Option Price of the Option Shares to be purchased and the Employee shall have no other right to surrender the Option for payment in cash. Upon the surrender of the Option with respect to a portion of the Option Shares, the number of Option Shares for which the Option may be exercised shall be reduced by that number of shares for which the Option is surrendered pursuant to this paragraph.

        4. Termination of Option. Except as herein otherwise stated, the Option to the extent not heretofore exercised, shall terminate upon the first to occur of the following dates:

             (a) The expiration of ninety (90) days after the date on which Employee's employment by the Company or its subsidiaries is terminated (except if such termination is by reason of death);

             (b) In the event of Employee's death while in the employ of the Company or its subsidiaries or within ninety (90) days after termination of employment, his executors or administrators may exercise the Option in whole or in part to the extent Employee was entitled to do so at the date of his death, at any time prior to one
        (1) year following the date of death or the expiration of such Option, whichever is first to occur;

             (c) One (1) year after the date on which the Option Shares become freely transferable on a national or regional stock exchange, through any system of automated quotations or by "over-the-counter" public trading (whichever shall first occur) of the registration by the Company of its shares under the Securities Exchange Act of 1933, as amended, in connection with a public offering; or

             (d)  January 31, 2000.

        5. Reclassification, Consolidation or Merger. The existence of outstanding Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        If, while there are outstanding Options, the Company shall effect a subdivision or consolidation of shares or other increase or reduction of the number of shares of the common stock outstanding without receiving compensation thereof in money, services or property, then (a) in the event of an increase in the number of such shares outstanding, the number of Option Shares hereunder shall be proportionately increased; and (b) in the event of a decrease in the number of such shares outstanding the number of Option Shares hereunder shall be proportionately decreased.

        After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, Employee shall, at no additional cost, be entitled upon exercise of his Option to receive (subject to any required action by stockholders) in lieu of the number of shares as to which such Option shall then be so exercisable, the number and class of shares of stock or other securities to which Employee would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, Employee had been the holder of record of a number of shares of common stock equal to the number of Option Shares as to which such Option shall be so exercised.

        If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company sells or otherwise disposes of substantially all its assets to another corporation while unexercised Options remain outstanding under this Agreement, (i) subject to the provisions of clause (iii) below, and so long as the successor entity is willing to assume the obligation to deliver shares of such stock or other securities, after the effective date of such merger, consolidation or sale, as the case may be, Employee shall be entitled, upon exercise of his Option, to receive, in lieu of shares of common stock, shares of such stock or other securities, the holders of shares of common stock received pursuant to the terms of the merger, consolidation or sale, and if Employee is subsequently terminated subsequent to the merger, consolidation or sale, then he shall have the right, at any time prior to ninety (90) days following the date of termination to exercise the Option, in whole or in part; (ii) the Board of Directors may waive any limitations set forth in or imposed pursuant to Paragraph 2 hereof so that all Options, from and after a date (not less than thirty (30) days prior to the effective date of such merger, consolidation or sale as the case may
   be) specified by the Board, shall be exercisable in full; or (iii) all outstanding Options may be cancelled by the Board of Directors as of the effective date of any such merger, consolidation or sale provided that (x) notice of any such cancellation shall be given to Employee and (y) Employee shall have the right to exercise such Option in full during a 30-day period preceding the effective date of such merger, consolidation, sale or acquisition.

        Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock then subject to outstanding Options.

        6. Rights Prior to Exercise of Option. This Option is nontransferable by Employee except in the event of his death as provided in Paragraph 4 above, and during his lifetime is exercisable only by him. Employee shall have no rights as a stockholder with respect to the Option Shares until payment of the Exercise Price and delivery to him of such shares as herein provided. As a condition to the Employee's exercise of the Option, the Employee, or his heirs or beneficiaries, shall be required to enter into a Subscription Agreement and a Shareholders Agreement in form and substance satisfactory to the Company, which shall include, among other things, provisions restricting the resale of the Option Shares except in accordance with state and federal securities laws.

        7. Limited "Lock Up" of Common Stock. In the event the Company seeks to register its shares under the Securities Act of 1933, as amended, in connection with a public offering, the Employee, or his heirs or beneficiaries, agree that, in connection with any such registration, Employee, his heirs or beneficiaries shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of or otherwise transfer any shares of Option Shares (other than those included in registration) without the prior written consent of the Company and its underwriters for such period of time from the effective date of such registration as the Company and its underwriters may specify, which period of time shall not exceed two hundred seventy (270) days.

        8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

        9. Employment Not Affected. Neither the granting of the Option or its exercise shall be construed as granting to the Employee any right with respect to continuance of employment of the Company. Except as may otherwise be limited by a written agreement between the Employee and the Company, the right of the Company to terminate at will the Employee's employment with it at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by Company, and acknowledged by the Employee.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


   SUPERIOR SERVICES, INC.                 EMPLOYEE:


   By: /s/ G.W. Dietrich                        /s/ B. Todd Watermolen
      G.W. "Bill" Dietrich                      B. Todd Watermolen
      President

                    FIRST AMENDMENT TO STOCK OPTION AGREEMENT



        This Amendment is made as of the 15th day of August, 1995, by and between Superior Services, Inc., a Wisconsin Corporation (the
   "Corporation"), and B. Todd Watermolen (the "Employee").

                                   Witnesseth

        Whereas, the Corporation and Employee have entered into a Stock Option Agreement dated as of January 15, 1995, (the "Agreement"); and

        Whereas, the parties desire to Amend the Agreement as set forth herein.

        Now, therefore, in consideration of the mutual promises contained herein, the parties agree as follows:

        1.   Subsection 4(c) of the Agreement is deleted.

        2. Except as set forth herein the terms of the Agreement shall remain unaltered and in full force and effect.

        In Witness Whereof, the parties have entered into this Amendment as of the day and year set forth above.

   Superior Services, Inc.                 Employee:


   By: /s/ G.W. Dietrich                   /s/ B. Todd Watermolen
        G.W. "Bill" Dietrich               B. Todd Watermolen
        President